Great Pee Dee Bancorp, Inc. Announces Increased Earnings for the Third Quarter
                               and a Cash Dividend


April 20, 2006

Cheraw, SC - Great Pee Dee Bancorp, Inc. (NASDAQ: PEDE), the parent company of Sentry Bank & Trust, announced unaudited net income for the quarter ended March 31, 2006 of $408,000, an increase of 42% over the $287,000 earned in the same period of 2005. Earnings per share during the most recent quarter were $0.24 compared to earnings per share of $0.17 for the same quarter of 2005. Increased earnings for the quarter were primarily due to the change in market interest rates, which had a significant impact on our net interest spread and net interest income during the quarter. Net interest income, the difference between interest income on earning assets, and interest expense on interest bearing liabilities, increased by 20% over the prior year period. Net income for the nine month period ending March 31, 2006 was $1,132,000, or $0.66 per share compared to $901,000 or $0.53 per share for the same period of 2005.

Great Pee Dee Bancorp, Inc. reported total assets on March 31, 2006 of $214 million, reflecting an 11% increase over total assets of $192 million reported on March 31, 2005. Total net loans and deposits increased by 22% and 15% over the same period, respectively.

John S. Long, President & CEO of Great Pee Dee Bancorp, Inc., announced today that the Board of Directors has declared a quarterly cash dividend in the amount of $0.16 per share for the quarter ended March 31, 2006. The dividend is payable on May 12, 2006 to stockholders of record May 1, 2006. President Long stated, "I am once again pleased to announce a very strong quarter of earnings. A 42% increase over a quarter a year ago is a compliment to all of our associates at Sentry Bank & Trust. We will continue to monitor and control expenses as well as meet the challenges that are presented in a rising rate environment. Our main objective will always be to offer a quality return to our investors."

Sentry Bank & Trust, the sole subsidiary of Great Pee Dee Bancorp, Inc., is a savings bank with $213 million in assets, operating three offices in Cheraw and Florence. In addition to primary banking operations, other related services are provided by Sentry Investment Services, the insurance and investment division. Shares of common stock of Great Pee Dee Bancorp, Inc. are listed on the NASDAQ and trade under the symbol PEDE. Additional corporate information, product descriptions, and online services can be located on the Bank's website at www.sentrybankandtrust.com.

Note:

In addition to historical information, this release may contain forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that have been outlined in previously filed documents with the Securities and Exchange Commission, and other factors that could cause Great Pee Dee Bancorp, Inc.'s actual results to differ materially from those contemplated by such forward-looking statements, including, but not limited to increases in anticipated merger integration expenses. Great Pee Dee Bancorp, Inc. undertakes no obligation to publicly release the results of any revisions to those forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.


                                                                     Great Pee Dee Bancorp, Inc.
                                                                        Summary of Operations
                                                                (000's omitted except per share data)
                                           Three months         Three months         Nine months         Nine months
                                               ended               ended                ended               ended
                                          March 31, 2006      March 31, 2005       March 31, 2006       March 31, 2005
                                          --------------      --------------       --------------       --------------
                                              (unaudited)         (unaudited)          (unaudited)         (unaudited)

             Interest Income                    $3,296               $2,531               $9,471              $6,953

            Interest Expense                     1,536                1,067                4,376               2,719

           Net Interest Income                   1,760                1,464                5,095               4,234

        Provision for Loan Losses                   23                   32                  240                  56

   Net Interest Income after provision           1,737                1,432                4,855               4,178

           Non-interest income                     149                  220                  619                 782

          Non-interest expense                   1,233                1,204                3,634               3,553

            Income before tax                      653                  448                1,840               1,407

              Income taxes                         245                  161                  708                 506

               Net Income                          408                  287                1,132                 901

          Net Income per share
                  Basic                          $0.24                $0.17                $0.66               $0.53
                 Diluted                          0.24                 0.17                 0.65                0.52



                                                                Great Pee Dee Bancorp, Inc.
                                                                  End of Period Balances
                                                           (000's omitted except per share data)

                                       March 31, 2006       June 30, 2005        March 31, 2005
                                       -------------        -------------        --------------
                                        (unaudited)                               (unaudited)
                                       -------------
              Assets                      $213,759             $195,746             $192,032

            Loans, Net                     175,558              155,724              143,432

      Allowance for Loan Loss                1,789                1,593                1,472

             Deposits                      156,564              136,573              136,731

       Shareholder's Equity                 26,320               26,256               26,041

       Book Value per share                 $14.70               $14.57               $14.48



             Contact:

       Great Pee Dee Bancorp
           John S. Long
           843-537-7656